Exhibit 10.10

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Exclusive License and Collaboration Agreement (“Agreement”) is made and entered into as of September 9, 2024 (“Effective Date”), by and between Factor Bioscience Limited, a company organized and existing under the laws of Ireland (“Licensor”), and Eterna Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor and Licensee previously entered into that certain Amended and Restated Exclusive License Agreement dated November 14, 2023 (the “Original Agreement”), pursuant to which Licensor granted Licensee certain rights to certain licensed patents (as identified in the Original Agreement);

WHEREAS, the Parties desire to terminate the Original Agreement and replace it in its entirety with this Agreement;

WHEREAS, the Parties desire to, as of the Effective Date, terminate the Exclusive License Agreement entered into as of November 4, 2020, by and between Exacis Inc. (“Exacis”) and Licensor (“the Exacis Agreement”) and assigned to Licensee pursuant to that certain Asset Purchase Agreement entered into as of April 26, 2023, by and among Licensee, Exacis, and certain stockholders of Exacis;

WHEREAS, Licensor desires to collaborate with Licensee, and Licensee desires to collaborate with Licensor, in developing data to demonstrate the efficacy of the Licensed Patents and Licensor Know-How to help identify promising candidates for drug development that can be developed by Licensee directly or that can be sublicensed to third parties for further development;

WHEREAS, Licensee desires to develop and commercialize Licensed Products (as defined herein), and Licensee desires to receive from Licensor certain exclusive rights to the Licensed Patents and Licensor Know-How, in order that Licensee may develop and commercialize Licensed Products; and

WHEREAS, in furtherance of the foregoing, Licensor agrees to grant such rights to Licensee, and Licensee agrees to diligently proceed to develop and make commercially available Licensed Products in accordance with this Agreement for commercial exploitation in the Field and in the Territory (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations undertaken herein, Licensor and Licensee agree as follows:

Section 1

Definitions

1.1	“Additional Active Ingredient” means, with respect to a Combination Product, an active therapeutic ingredient other than any of the Base Product Families.

1.2	“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For the purposes of this definition and this Agreement, and for the avoidance of doubt, (a) Factor Bioscience Limited, Factor Bioscience Pty Ltd, Factor Bioscience LLC, and Factor Bioscience Inc. (collectively, the “Factor Bio Entities”) are each deemed not to be Affiliates of any of Eterna Therapeutics Inc., Eterna Therapeutics LLC, and Novellus Therapeutics Limited (collectively, the “Eterna Entities”), and (b) the Eterna Entities are each deemed not to be Affiliates of any of the Factor Bio Entities.

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1.3	“Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.4	“Base Product Families” means products consisting of iMSCs made using the Technology that are engineered to express (i) IL 7 and IL 15, (ii) IL 10, and/or (iii) IL 12, in each case made pursuant to the SOPs in Exhibit B.

1.5	“BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.6	“Combination Product” means a Licensed Product that includes or otherwise is administered with one or more Additional Active Ingredients.

1.7	“Commercially Reasonable Efforts” means, with respect to the performance of activities hereunder by or on behalf of Licensee, the carrying out of such activities using commercial and business efforts and resources comparable to the efforts and resources that a life sciences company engaged in the development, manufacture and commercialization of products similar to the Licensed Products would typically devote to such activities.

1.8	“Confidential Information” means all nonpublic information disclosed by one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form. Notwithstanding any provision of this Agreement to the contrary, and without limiting the foregoing (a) Licensor Know-How and Know-How included in Party Improvements developed by Licensor will be deemed to be Licensor Confidential Information and Licensee Know-How and Know-How included in Party Improvements developed by Licensee will be deemed Licensee Confidential Information, unless such information is subject to an exception described in Section 7.1 and (b) all Materials, together with any derivatives and progeny thereof, will be deemed to be Licensor Confidential Information.

1.9	“Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any Third Party existing at the time such Party would be required hereunder to grant such access or license or sublicense.

1.10	“Cover” means that the use, manufacture, sale, offer for sale, research, development, commercialization, or importation of the subject matter in question (including a chemical or biologic agent, or a process) by an unlicensed entity would infringe a granted Valid Claim (or, in the case of a pending Valid Claim that has not yet been granted, would infringe such Valid Claim if it were to be granted in its then-current form) of a Licensed Patent.

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1.11	“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.12	“Existing License Agreements” means each agreement set forth in Exhibit E to this Agreement.

1.13	“Exploit” and “Exploitation” mean to make, have made, manufacture, use, sell, have sold, offer for sale, commercialize, distribute, import and/or export.

1.14	“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.15	“Field” means the prevention and/or treatment of: (i) rare diseases (meaning any disease which affects less than 200,000 persons in the United States); (ii) auto-immune diseases; and (iii) cancer, in each case (i)-(iii), in humans.

1.16	“First Commercial Sale” means with respect to a Licensed Product and a country, the first sale for value of such Licensed Product in such country after Regulatory Approval for the sale of such Licensed Product has been obtained in such country.

1.17	“Improvement(s)” means any invention, discovery, advancement, development, or creation which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensor, Licensee, or Sublicensee(s) or jointly by Licensor and/or Licensee and/or Sublicensee(s), or any of their respective Affiliates (or any of their respective personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) them) pursuant to this Agreement; and (b) is an improvement, modification or enhancement to one or more of the Base Product Families or Licensed Products.

1.18	“Improvement Patents” means the Patents claiming any of the Improvements, and any reissue, divisional, continuation, continuation-in-part or reexamination certificate thereof.

1.19	“IND” means an Investigational New Drug Application (as defined in the FD&C Act) with respect to a product, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority anywhere in the world in conformance with the requirements of such Regulatory Authority, and any amendments thereto.

1.20	“Initial Term” has the meaning set forth in Section 4.1.

1.21	“Intellectual Property” means (a) Patents, (b) Know-How, (c) copyrights and registrations and applications for registration thereof, including all moral rights, (d) proprietary rights in Know-How or other information, (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions) and (f) copies and tangible embodiments of any of the foregoing.

1.22	“Know-How” means (a) any proprietary data, results, technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, in each case of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data, and procedures, that is not otherwise disclosed or claimed in the Licensed Patents, and (b) the Materials; but excluding any chemical or biological materials other than the Materials.

1.23	“Licensed Patents” means (a) all patents and patent applications listed in Exhibit D on the Effective Date, (b) all Party Improvement Patents that are developed solely by Licensor, (c) solely with respect to patent applications initially filed after the Effective Date that claim priority to an Original Patent (i) substitutions, divisions, continuations, and continuations-in-part of the Original Patents and (ii) reissues, reexaminations, utility models or designs, renewals or extensions (including any supplementary protection certificates) of any Original Patent, and (d) patents that issue from a patent application included in clause (a), clause (b), or clause (c) and any confirmation patent or registration patent to any such issued patent. As used in this definition, “Original Patents” means the patents and patent applications included in clause (a) or clause (b).

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1.24	“Licensed Products” means any products manufactured, used, leased, sold, offered for sale, imported, or exported by or on behalf of Licensee which, (a) consist of one or more of the Base Product Families for use in the Field; and (b) (i) absent the licenses contained herein, would infringe a Valid Claim of the Licensed Patents or (ii) are generated through use or application of Licensor Know-How. For avoidance of doubt, a Licensed Product may include Additional Active Ingredient(s) or be sold in combination with one or more products or components, provided, however, that the licenses granted to Licensee hereunder extend only to such Licensed Product (including when used in any Combination Product) and not such component or Additional Active Ingredient alone if not otherwise administered with one or more of the Base Product Families.

1.25	“Licensee Background IP” means Intellectual Property rights that Licensee either (i) owned, controlled, or had rights with respect to prior to the Effective Date (excluding Patents and Know-How licensed by Licensor to Licensee under the Original Agreement); or (ii) develops, or acquires ownership, control, or rights with respect to, during the Term of this Agreement but which are not Improvements.

1.26	“Licensee Know-How” means Know-How Controlled by Licensee before or during the Term of this Agreement.

1.27	“Licensor Background IP” means Intellectual Property rights that Licensor either (i) owned, controlled, or had rights with respect to prior to the Effective Date; or (ii) develops, or acquires ownership, control, or rights with respect to, during the term of this Agreement but which is not an Improvement.

1.28	“Licensor Know-How” means (a) Know-How Controlled by Licensor as of the Effective Date that is necessary for the Exploitation of a Licensed Product in the Field, including but not limited to the Know-How identified in Exhibit B and (b) Know-How included in Party Improvements to the extent developed solely by Licensor.

1.29	“Licensor’s Laboratories” means the laboratory facilities occupied by Licensor at 1035 Cambridge Street, Cambridge MA 02141.

1.30	“MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical product (including a biopharmaceutical product) in such country or jurisdiction (and any amendments thereto), including all New Drug Applications (NDA) or equivalent submitted to the FDA in the United States in accordance with the PHSA, BLA submitted to the FDA in the United States in accordance with the FD&C Act, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.31	“Major Market” means any of France, Italy, Japan, Germany, South Korea, Spain, or the United Kingdom.

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1.32	“Materials” has the meaning set forth in Section 3.1.4.

1.33	“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Licensee, its Affiliates, or their respective distributors (each, a “Selling Party”) to Third Parties (that are not a Related Party) for sales or other commercial dispositions of such Licensed Product after deducting, if not previously deducted, from the amount invoiced, the following insofar as they specifically pertain or are allocable to the sale or other disposition of such Licensed Product and are included in such gross amount invoiced or are otherwise actually incurred, allowed or paid, in each case as determined in accordance with IFRS:

a)	discounts (including trade, quantity and cash discounts) and other customary credits, charge-back payments and rebates and any other similar allowances actually given to any Third Parties in the ordinary course of business;
b)	product returns, refunds, chargeback, rebates, credits or allowances given or made by reasons of, if any, on account of recalls, claims, spoil, damaged goods, expiration of useful life or otherwise, rejections or returns of items previously sold (including Licensed Products returned in connection with recalls or withdrawals);
c)	retroactive price reductions or billing corrections;
d)	Third Party hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given;
e)	rebates and similar payments made with respect to sales paid for by any Governmental or Regulatory Authority such as patient assistance or other similar programs;
f)	a fixed amount of one percent (1%) of gross sales to cover reasonable and customary insurance, freight, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Products to a Third Party;
g)	import taxes, export taxes, excise taxes, sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding taxes assessed directly against the income derived from such sales) and government charges directly related to the sales, delivery or use of Licensed Product;
h)	any sales-based contributions actually made for “Contributions for Drug Induced Suffering”, “Contribution for Measure for Drug Safety” or any other contributions for aiding drug suffering in the amount determined by and payable to PMDA; and
i)	reasonable deduction to reflect amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of Licensee, provided that if any such amounts are subsequently collected, then such amounts shall be added back to Net Sales for such Licensed Product.

Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale or transfer of Licensed Products other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of Licensed Products are sold in an arm’s length transaction for cash in the same country.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined from books and records maintained in accordance with IFRS consistently applied.

Notwithstanding the foregoing, with respect to transfers of Licensed Products for use in Clinical Trials, non-clinical development activities or other development activities, Net Sales shall be determined on, and only on, the first sale by a Selling Party to a non-Related Party unless such Selling Party is the last entity in the distribution chain for the Licensed Product.

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Notwithstanding the foregoing, the following will not be included in Net Sales: (1) samples of Licensed Product used to promote additional Net Sales, in amounts consistent with normal business practices of Licensee or its Affiliates where the Licensed Product is supplied without charge or at or below the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up) determined in accordance with IFRS; and (2) disposal or use of Licensed Products in Clinical Trial or under compassionate use, patient assistance, named patient use, or test marketing programs or non-registrational studies or other similar programs or studies where the Licensed Product is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up) determined in accordance with IFRS.

If a Licensed Product is sold as part of a Combination Product in a country in the Territory, Net Sales for the Licensed Product included in such Combination Product in such country will be calculated as follows:

i.	if the Licensed Product is sold separately in such country and the Additional Active Ingredient(s) in the Combination Product are sold separately in finished form in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the weighted (by sales volume) average gross invoice price of the Licensed Product when sold separately in finished form in such country and B is the weighted (by sales volume) average gross invoice price of the Additional Active Ingredient(s) included in the Combination Product when sold separately in finished form in such country;
ii.	if the Licensed Product is sold separately in finished form in such country but the Additional Active Ingredient(s) in the Combination Product are not sold separately in finished form in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/D, where A is the weighted (by sales volume) average gross invoice price of the Licensed Product when sold separately in finished form in such country and D is the weighted (by sales volume) average gross invoice price of the Combination Product in finished form in such country;
iii.	if the Licensed Product is not sold separately in finished form in such country but the Additional Active Ingredient(s) in the Combination Product are sold separately in finished form in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction 1- (B/D), where B is the weighted (by sales volume) average gross invoice price of the Additional Active Ingredient(s) in the Combination Product when sold separately in finished form in such country and D is the weighted (by sales volume) average gross invoice price of the Combination Product in finished form in such country; or
iv.	if neither the Licensed Product nor the Additional Active Ingredient(s) in the Combination Product are sold separately in finished form in such country, the Parties shall determine Net Sales for the Licensed Product in such Combination Product by mutual agreement based on the relative contribution of the Licensed Product and each Additional Active Ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

1.34	“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to third parties and accrued in accordance with GAAP) other than Affiliates or employees.

1.35	“Party Improvements” means Improvements developed solely by Licensor, solely by Licensee, or jointly by Licensor and Licensee.

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1.36	Party Improvement Patents” means Improvement Patents developed solely by Licensor, solely by Licensee, or jointly by Licensor and Licensee. During the Term, all Party Improvement Patents that are developed solely by Licensor shall be set forth in Exhibit D, as updated from time to time pursuant to the terms of this Agreement. During the Term, all Party Improvement Patents that are not solely developed by Licensor shall be set forth in Exhibit F, as updated from time to time pursuant to the terms of this Agreement.

1.37	“Patent Expenses” means all reasonable fees, costs, and expenses (including attorneys’ fees) paid or incurred in the preparation, filing, prosecution, issuance, and/or maintenance of the Licensed Patents.

1.38	“Patent” means any patent and provisional and non-provisional patent application, together with all priority applications, additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any reexamination, post-grant proceeding, utility model, certificate of invention and design patent, application, registration and application, extension, registration, patent term extension, supplemental protection certificate, renewal and the like with respect to any of the foregoing and all foreign counterparts thereof.

1.39	“Phase 1 Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical product (including a biopharmaceutical product) with the endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(a) and its successor regulation or equivalents in other jurisdictions.

1.40	“Phase 2 Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical product (including a biopharmaceutical product) with the endpoint of evaluating its effectiveness for a particular Indication or Indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the Indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial for such product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.

1.41	“Phase 3 Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical product (including a biopharmaceutical product) on a sufficient number of patients, which trial the FDA or equivalent Regulatory Authority in other jurisdictions permits to be conducted under an open IND and is designed to: (a) establish that such pharmaceutical product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed; and (c) support the filing of an MAA with a Regulatory Authority for such pharmaceutical product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.42	“Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of new drug applications, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority that are necessary for the use, development, manufacture, and commercialization of a pharmaceutical product in a regulatory jurisdiction.

1.43	“Regulatory Authority” means, with respect to a given country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of a Regulatory Approval.

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1.44	“Sublicense” has the meaning set forth in Section 2.3.

1.45	“Sublicensee” has the meaning set forth in Section 2.3.

1.46	“Sublicense Fees” means any and all consideration paid to Licensee, or any of its Affiliates, by a Sublicensee as consideration for a sublicense of, or other right, license, option, privilege, or immunity with respect to, any Licensed Product, Licensed Patent, or Licensor Know-How granted to Licensee hereunder, including license fees, upfront payments, milestone payments, and royalties payable on sales of Licensed Products. For avoidance of doubt, “Sublicense Fees” shall exclude any consideration for the issuance of equity interests in Licensee to the extent such equity is issued at or below fair market value.

1.47	“Sublicensee Improvements” means Improvements developed by Sublicensee, whether solely or jointly with Licensor and/or Licensee.

1.48	“Sublicensee Improvement Patents” means Improvement Patents developed by Sublicensee, whether solely or jointly with Licensor and/or Licensee.

1.49	“Technology” means the platforms, products, and process(es) of Licensor that are used for converting iPSCs to iMSCs, and for converting iMSCs to Base Product Families.

1.50	“Term” means the period of time beginning on the Effective Date and ending as specified in Section 4 hereof.

1.51	“Territory” means worldwide.

1.52	“Third Party” means any person or entity other than Licensor, Licensee or their respective Affiliates.

1.53	“Third Party Patent” means any Patent owned or controlled by a Third Party that is necessary to avoid infringement of such Patent in the manufacture, use, offer for sale, sale, or importation of Licensed Products.

1.54	“Valid Claim” means (a) a claim of a granted and unexpired Licensed Patent that (i) has not been rejected, revoked, or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a claim included in a pending patent application which is a Licensed Patent that (i) has not been pending for more than seven (7) years from the effective date of filing for such patent application (provided, however that for purposes of clarity, in the event such pending claim subsequently is subsequently granted, then such claim shall again be a Valid Claim as of the date of grant of such claim) or (ii) has not been finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken).

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Section 2

Grant of Licenses

2.1	License Grant. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), non-transferable (except as provided in Section 9.3), royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.4, under the Licensed Patents to make, have made, use, sell, offer for sale, lease, import, export, or otherwise Exploit Licensed Products in the Field throughout the Territory. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), non-transferable (except as provided in Section 9.3) license, with the right to grant sublicenses pursuant to Section 2.4, under the Licensor Know-How to make, have made, use, sell, offer for sale, lease, import, export, or otherwise Exploit Licensed Products in the Field throughout the Territory.

2.2	License Grant by Licensor of Jointly Developed and Licensee Developed Improvements. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive, (even as to Licensor and its Affiliates), royalty-free, fully paid up, irrevocable license, with the right to grant sublicenses pursuant to Section 2.4, under any Party Improvement Patents that are jointly developed by the Parties, or solely developed by Licensee, to make, have made, use, sell, offer for sale, lease, import, export, or otherwise Exploit Licensed Products in the Field throughout the Territory. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive, (even as to Licensor and its Affiliates), royalty-free, fully paid up, irrevocable license, with the right to grant sublicenses pursuant to Section 2.4, under any Know-How included in Party Improvements that is jointly developed by the Parties or solely developed by Licensee to make, have made, use, sell, offer for sale, lease, import, export, or otherwise Exploit Licensed Products in the Field throughout the Territory.

2.3	Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates or contractors designated by such Party (“Contractors”); provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and Contractors and shall cause its Affiliates and Contractors to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or Contractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement a Party delegates responsibility to an Affiliate or Contractor (i) such Affiliate or Contractor may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way, (ii) such delegation shall not relieve such Party of any of its obligations under this Agreement, and (iii) any breach of the terms and conditions of this Agreement by any Affiliate or Contractor shall be deemed a direct breach by such Party of such terms and conditions.

2.4	Sublicenses. Licensee may grant sublicenses (each, a “Sublicense”) of its licensed rights under Sections 2.1 and 2.2 to one or more sublicensees (each, a “Sublicensee”) so long as: (a) each Sublicense is in writing, and includes other industry standard provisions for the development and/or commercialization of Licensed Products, including, without limitation, reasonable diligence requirements, patent marking requirements, development and commercialization reporting requirements, and insurance requirements, in each case if and to the extent such provisions would customarily be included in such a sublicense based on then-current industry standards; (b) the terms of each Sublicense are consistent with applicable terms and conditions of this Agreement and the Existing License Agreements, (c) each Sublicense is negotiated by Licensee in good faith, for a proper commercial purpose, on reasonable arm’s-length commercial terms, (d) each Sublicense names Licensor as a third-party beneficiary thereof; and (e) the applicable Sublicensee has, or has the ability to acquire, adequate resources (including scientific, technical and financial) to perform its obligations under such sublicense, as reasonably determined by Licensee at the time of entry into the Sublicense. Licensee will be responsible for requiring compliance by the applicable Sublicensee of each such Sublicense entered into by Licensee and for reasonably enforcing the terms of such Sublicenses, including, without limitation, requiring such applicable Sublicensee to make any of the payments provided for thereunder. Licensee will provide Licensor with a complete, confidential copy of each such Sublicense executed by Licensee and any amendments thereto within thirty (30) days of the execution of said Sublicense or any such amendments thereto and will promptly notify Licensor of the termination of any such Sublicense. Licensee’s grant of any Sublicense to any Sublicensee shall not relieve Licensee of any of its obligations under this Agreement, except to the extent that Licensee is, in accordance with the terms and conditions of this Agreement, excused from paying milestones and royalties with respect to Licensed Product development and sales by the Sublicensee under such Sublicense. Any breach of the terms and conditions of this Agreement by any Sublicensee shall be deemed a direct breach by Licensee of such terms and conditions. Licensee shall not enter into Sublicenses structured to avoid payment of fees to Licensor.

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2.5	Restricted Entities. During the Term of this Agreement, Licensor shall not engage in discussions, negotiations or similar communications with the companies listed in Exhibit C, including such companies’ Affiliates, regarding licenses, collaboration, co-development or any other type of agreement relating to the Licensed Products in the Field without the prior written permission of Licensee. At no time during the Term of this Agreement shall Licensor have the right to license or sublicense Licensed Products under the Licensed Patents or Licensor Know-How in the Field while the Licensee has the exclusive rights under this Agreement with respect to such Licensed Products, Licensed Patents, and Field. For the avoidance of doubt, Licensee’s sublicense rights are not limited to this list of potential sublicensees, and, subject to Section 2.4, the existence of this list in no way limits Licensee’s right to sublicense under this Agreement.

2.6	Multi-Tier Sublicensing. Subject to Section 2.4, each Sublicensee and Licensee has the right to sublicense the rights granted to it under Sections 2.1 and 2.2 to any Contractor pursuant to a written agreement to subcontract the responsibility to perform, on such Sublicensee’s or Licensee’s behalf, activities for which it is responsible under the applicable license or sublicense agreement provided, however, that (a) the terms of such agreement are consistent with applicable terms and conditions of this Agreement and the Existing License Agreements and (b) as between the Parties, Licensee shall at all times remain responsible for, and shall be liable under this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance, or failure to perform, by any such Contractors.

2.7	Retained Rights; Requirements.

2.6.1	Retained Rights. Notwithstanding any provision of this Agreement to the contrary, any and all licenses granted to Licensee under this Agreement are subject to (a) Licensor’s and its Affiliates’ right to use and otherwise perform activities, and to permit academic, government, and not-for-profit institutions or agencies to use and otherwise perform activities, under the Licensed Patents and Licensor Know-How (i) in the Field for non-commercial research, academic, educational, and all other non-commercial purposes, and (ii) outside of the Field for all commercial and non-commercial purposes, (b) Licensor’s and its Affiliates’ right to use and otherwise perform activities under the Licensed Patents and Licensor Know-How (i) to conduct research and development activities for Licensor and/or its Affiliates on behalf of itself (or themselves) to generate improvements and other new Patents and Know-How, (ii) for the provision of services to Licensee and/or Sublicensees, and (iii) for the provision of services to other Third Parties, including commercial contract research, development or manufacturing services, to the extent such services do not breach Licensees exclusive rights under this Agreement, and (c) any licenses or other rights granted by Licensor to Third Parties under the Existing License Agreements. All rights and interests not expressly granted to Licensee under this Agreement are reserved by Licensor (the “Reserved Interests”) for itself, its Affiliates, its licensors and its and their respective licensees and sublicensees. It shall not be a breach of this Agreement for Licensor, acting directly or indirectly, to practice or Exploit its Reserved Interests in any manner anywhere in the Territory.

2.6.2	Right to Publish. Subject to this Section 2.6.2, any and all licenses granted hereunder are subject to the right of (a) Licensor to review Licensee’s proposed publications of scientific findings related to the Licensed Patents, Licensor Know-How, and/or Party Improvements (collectively, “Licensor Content”) and (b) Licensee to review Licensor’s proposed publications of scientific findings related to the Licensed Products in the Field (collectively, “Licensee Content” and, together with Licensor Content, “Publication Content”). If the publishing Party “Publishing Party” desires to submit any publication related to the other Party’s (“Reviewing Party’s”) Publication Content (each, a “Proposed Publication”), then the Publishing Party will provide the Reviewing Party with prior written notice of such Proposed Publication and a copy of such Proposed Publication. The Reviewing Party will use reasonable efforts to complete its review of such Proposed Publication promptly, and in any event will complete its review within thirty (30) days of receipt of the Proposed Publication (or ten (10) days in case of abstracts) (the “Review Period”), provided that the Reviewing Party shall be deemed to have given its consent if the Reviewing Party does not complete its review within the Review Period. The Reviewing Party shall notify the Publishing Party of any of such Reviewing Party’s Confidential Information that is contained in such Proposed Publication. In response to such notification, the Publishing Party will promptly delete any of the Reviewing Party’s Confidential Information from the Proposed Publication that the Reviewing Party has identified during the Review Period. The Reviewing Party will have the right to delay submission of the Proposed Publication for up to an additional thirty (30) days if the Reviewing Party determines, in its sole discretion, that publication of the Proposed Publication would have negative effects on the Reviewing Party’s Patent rights. In the event that the Reviewing Party decides to delay submission of the Proposed Publication, the Reviewing Party shall inform Publishing Party of such decision within the Review Period, and the Parties shall reasonably cooperate in order to resolve any concerns with the Proposed Publication within such Review Period (as may be extended if the publication has already been submitted).

2.6.3	U.S. Federal Funding. Any and all licenses granted under patents supported by U.S. federal funding are subject to the rights, conditions, and limitations imposed by U.S. law (see 35 U.S.C. §202 et seq. and regulations pertaining thereto), including: (a) the royalty-free, non-exclusive license granted to the U.S. government; and (b) the requirement that any products covered by an issued claim and sold in the U.S. will be substantially manufactured in the United States. Each Party agrees to inform the other Party of those Party Improvements that are developed, reduced to practice or invented by such Party’s personnel and agents or the personnel or agents of such Party’s Affiliates (or that are Controlled by such Party or its personnel or agents or the personnel or agents of its Affiliates) during the Term and beyond with the support (either entirely or in part) of U.S. federal funding, and to provide all information and documentation to Licensor that Licensor may request to secure patent rights for those inventions, including, but not limited to, grant numbers, contract numbers, and names of granting and contracting institutions and organizations.

2.7	No Grant of Other Know-How or Patent Rights. Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any technology, Know-How, Patents, products, or materials of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time during this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between Licensor and Licensee shall be in writing. No licenses are implied by Licensor to Licensee or by Licensee to Licensor. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property of such Party or its Affiliates.

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Section 3

Collaboration between the Parties, Deliverables, and Payments

3.1	Know-How Documentation and Technology Transfer. The Parties will cooperate as set forth in this Section 3.1 to assist Licensee in the understanding and implementation of the Licensed Patents and Licensor Know-How set forth in Exhibit B.

3.1.1	Technical Assistance at No Charge. Licensor shall, upon the written request (including via email) of Licensee made from time to time during the Initial Term of this Agreement (or such shorter period as is specified herein), provide to personnel of Licensee (or Sublicensees or Contractors) the following technical assistance:

a.	Reasonable access to Licensor’s protocol binders and other documentation to the extent the same constitutes Licensor Know-How set forth in Exhibit B and in the form (physical or electronic) in which Licensor retains such binders and other documentation;
b.	Reasonable input and support to assist Licensee in Licensee’s efforts to assemble the documentation of Licensor Know-How as set forth in Exhibit B;
c.	Reasonable access to Licensor’s Laboratories to allow Licensee, its Sublicensees and its Contractors to observe lab processes, to enable Licensee and its Sublicensees and Contractors to learn in person how to practice the Licensor Know-How set forth in Exhibit B; and
d.	Reasonable access to the results of work conducted by Licensor or its Affiliates under U.S. federal contract number HT94252310787.

3.1.2	Technical Assistance at an Hourly Rate. To the extent additional technical assistance is required by Licensee beyond the services described in Section 3.1.1, at the written request of Licensee (including by email), the Parties will negotiate in good faith the terms of one or more separate agreements pursuant to which Licensor would provide additional technical assistance. Such additional technical assistance may include, without limitation, the following:

a.	Provision of reasonable technical input, reviews and commentary on SOPs, batch records and other written documentation needed to transfer the Licensor Know-How set forth in Exhibit B to Licensee, its Sublicensees and its Contractors;
b.	Reasonable access to Licensor personnel to attend meetings at Licensee’s request to assist Licensee to document the Licensor Know-How set forth in Exhibit B;
c.	Reasonable support for SOP revision, updating, and troubleshooting when Licensee and/or its Contractors implement the SOPs; and
d.	Reasonable training and knowledge transfer to Licensee its Sublicensees, and its Contractors to the extent reasonably necessary to enable Licensee to practice the Licensor Know-How set forth in Exhibit B.

3.1.3	In the event Licensee requests that Licensor provide any of the access or assistance described in Section 3.1.1 or Section 3.1.2 (collectively, “Technical Assistance”), such Technical Assistance shall be provided subject to the following conditions:

a.	Licensee shall notify Licensor in writing (including via email) of the dates on which Licensee requests Technical Assistance, and submit a schedule of the proposed subjects, estimated man hours, dates and locations (which may be Licensor’s Laboratories) for Licensor to provide the requested Technical Assistance.

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b.	Licensor shall promptly advise Licensee whether it can furnish the requested Technical Assistance consistent with the proposed schedule and, if not, propose a reasonable alternative.
c.	Licensor shall not be required to provide Licensee with more than one hundred twenty (120) man hours of support in connection with the no charge Technical Assistance described in Section 3.1.1.
d.	Licensor shall have no obligation under Section 3.1.1 to (i) create or generate any new data, results, materials or other Licensor Know-How or (ii) translate, convert or otherwise modify any Licensor Know-How into any form other than the form in which Licensor maintains it for its own use.
e.	Licensor shall perform the requested Technical Assistance using the same degree of care, skill, and diligence with which it performs, or would perform, similar activities for its own sake.
f.	Licensor shall only be required to provide Licensee with the access described above during reasonable business hours and to the extent such access does not impede or distract from Licensor’s normal business operations. All materials received and information observed by Licensee and its representatives in connection with such access shall be deemed Licensor Confidential Information that is subject to Licensee’s obligations under Section 7.

3.1.4	As soon as reasonably practicable after the Effective Date, Licensor shall provide Licensee with the materials listed in Exhibit B (collectively, the “Materials”). Licensee will not (a) use the Materials for any purpose other than the exercise of its license rights under this Agreement, (b) provide any Third Party with access to any Materials other than as permitted under Section 2.3, or (c) use or authorize the use of any Materials on or in human beings. The Parties will negotiate in good faith the terms of one or more separate agreements pursuant to which Licensor would provide iPSC/iMSC cell lines/targeted proteins that may be reasonably requested by Licensee, in accordance with reasonable time frames for production and at a fair market price.

3.1.5	In order to facilitate the ongoing collaboration under this Section 3.1, during the Initial Term the Parties shall meet monthly (either in person or by videoconference) for a 1.5 hour meeting at which (a) each Party will provide an overview of its development activities relating to the Technology, the Licensed Products in the Field and any associated Improvements and (b) the Parties will discuss any new Technical Assistance requests and the status of any existing Technical Assistance requests. All information disclosed by either Party in connection with any such meetings will be subject to the provisions of Section 7.

3.2	Licensee Diligence Obligations. Licensee (either directly or through its Sublicensees) will use Commercially Reasonable Efforts to develop and secure Regulatory Approval for at least one (1) Licensed Product. Without limiting the foregoing, Licensee must achieve the following milestones (“Milestones”): (a) within five (5) years after the Effective Date, Licensee shall submit an IND for a Licensed Product, and (b) within twenty four (24) months after submission of the IND, Licensee shall have dosed the first patient with a Licensed Product in a Phase I Clinical Trial in the United States or in a Major Market Country. It shall be deemed a material breach of this Agreement and Licensor may elect to terminate this Agreement in its entirety if any of the following occur: (i) Licensee has not submitted an IND for any Licensed Product on or before the date that is five (5) years after the Effective Date, (ii) Licensee has not dosed a patient with any Licensed Product in a Phase I Clinical Trial in the United States or in a Major Market Country on or before the date that is twenty four (24) months after submission of the IND, or (iii) Licensee otherwise breaches any of its diligence obligations under this Section 3.2. Licensee (either directly or through its Sublicensees) will use Commercially Reasonable Efforts to commercialize each Licensed Product in each jurisdiction where it receives Regulatory Approval.

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3.3	Payments. In consideration of the rights granted to Licensee under this Agreement, Licensee agrees to pay to Licensor the following fees, as further detailed in Exhibit A:

3.3.1	Payment During the Initial Term. Licensee shall pay the fixed monthly amount specified in Exhibit A, paragraph 1.a, during the Initial Term.

3.3.2	Existing Amounts Payable. Licensee shall pay the existing accrued amounts as specified in Exhibit A, paragraph 1.b.

3.3.3	Patent Costs. Licensee shall pay the amounts set forth in Exhibit A, paragraph 1.c.

3.3.4	Development Milestone Fees Related to Licensed Products. Licensee shall pay Licensor based on achievement by Licensee or its Affiliates (but not Sublicensees) of the development milestones identified in paragraph 2 of Exhibit A, and in accordance with the payment schedule and other conditions set forth therein.

3.3.5	Royalty. Commencing upon the First Commercial Sale of a Licensed Product by Licensee or its Affiliates (but not Sublicensees), in any country in the Territory, on a calendar quarter and country by country basis, Licensee shall pay to Licensor a Royalty on Net Sales of such Licensed Product in the amount set forth in Exhibit A, paragraph 3.

3.3.6	Sublicense Income. Licensee shall pay to Licensor the Sublicense Fees specified in Exhibit A, paragraph 4.

3.3.7	Priority Review Voucher Sale Payments. Licensee shall pay to Licensor the Priority Review Voucher Sale Payments specified in Exhibit A, paragraph 5.

3.3.8	Currency; Currency Conversion. Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement. All payments due to Licensor hereunder shall be made by wire transfer of immediately available funds into an account designated by Licensor. For the purpose of converting any local currency into U.S. dollars to determine any amounts payable under this Agreement, the rate of exchange to be applied shall be the average rate of exchange in effect during the twenty (20) business days immediately preceding the day on which such amounts become due and payable under this Agreement as reported in the Wall Street Journal.

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3.3.9	Audit and Inspection Rights. Licensee and its Affiliates will maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours (without undue disruption of Licensee’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by an independent accountant selected by the Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Audits may not be requested more than once per year, and no period may be audited more than once. Any such auditor shall enter into a confidentiality agreement with Licensee, and shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensor under this Agreement. The auditor may not be compensated on a commission, bonus, or any other payment that depends on the result of the audit or amounts due or paid as a result of the audit. Any undisputed amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 3.3.11) from the original due date. Licensor shall bear the full cost of such audit.

3.3.10	Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use commercially reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor hereunder, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such withholding sufficient to enable Licensor to claim such payment of taxes. Licensor shall provide Licensee with any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

3.3.11	Late Payment. If Licensor does not receive payment of any sum due to it on or before the due date (each, a “Late Payment”), Licensee shall pay to Licensor an amount equal to two percent (2%) of such Late Payment (“Late Payment Penalty”), and such Late Payment shall not be considered paid in full until Licensor has received from Licensee both the full amount of such Late Payment and the Late Payment Penalty. For the avoidance of doubt, payment by Licensee within sixty (60) days past the due date will not be considered a Late Payment subject to a Late Payment Penalty.

3.3.12	Offset for Third Party Royalties. If either Licensee or any of its Sublicensees is required to pay a royalty to a Third Party as a result of the manufacture, use, sale, distribution, importation, or other Exploitation of a Licensed Product for a license or other authorization under a Third Party Patent, then Licensee shall be entitled to, on a country-by-country basis, offset against any royalty payable to Licensor under this Agreement an amount equal to fifty percent (50%) of such royalty paid to such Third Party with respect to such sales, provided that in no event will any offset under this Section 3.3.12 reduce the royalties payable by Licensee for a given Licensed Product in a given country in any given calendar quarter to less than fifty percent (50%) of the amounts otherwise payable by Licensee for such Licensed Product in such country in such calendar quarter pursuant to paragraph 3 of Exhibit A.

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Section 4

Term, Renewal, Termination, and Survival

4.1.	The term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to this Section 4, endure until the one (1) year anniversary of the Effective Date (the “Initial Term”). Thereafter, the term shall be renewed for sequential one (1) year periods (each a “Renewal Term”) unless (a) a notice of nonrenewal is provided in writing by Licensee to Licensor at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, (b) this Agreement is earlier terminated pursuant to this Section 4, or (c) Licensee is subject to bankruptcy proceedings under Chapter 7 of the U.S. Bankruptcy Code and is in breach of this Agreement due to failure to timely pay any amount due under this Agreement. The Initial Term together with any applicable Renewal Terms are referred to herein as the “Term”.

4.2.	Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations. The Breaching Party shall have thirty (30) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. If the Breaching Party has failed to cure any such breach or default prior to the expiration of such thirty (30) day period, the non-breaching Party shall have the right to terminate the Agreement, which termination shall become effective by sending a written notice of termination to the Breaching Party. Notwithstanding any provision of this Agreement to the contrary, a Party’s right to terminate under this Section 4.2 shall not be subject to the provisions set forth in Section 8, shall not expire, and any such termination shall take effect upon written notice to the other Party without application of any cure period otherwise provided under this Agreement (except the cure period set forth in the second sentence of this Section 4.2 or the grace period set forth in Section 3.3.11).

4.3.	Either Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

4.4.	Licensee may terminate this Agreement at any time upon ninety (90) days prior written notice.

4.5.	Without limiting Licensor’s rights under Section 4.2, except to the extent unenforceable under Applicable Law, Licensor may terminate this Agreement by written notice to Licensee in the event of a breach of Section 9.9 by Licensee, its Affiliates or their respective Sublicensees or in the event that Licensee, its Affiliates, or any of their respective Sublicensees challenges, in any formal proceeding, the validity, patentability, enforceability, scope, construction or inventorship of any of the Licensed Patents or assists any Third Party in any such challenge (each, a “Patent Challenge”). If a Sublicensee brings any such Patent Challenge or assists a Third Party in bringing any such Patent Challenge (except as required under a court order or subpoena), then Licensor will send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, Licensor may terminate this Agreement. In any country(ies) where Licensor may not terminate this Agreement in the event of a Patent Challenge, if: (a) Licensee or any of its Affiliates bring a Patent Challenge against Licensor; (b) Licensee or any of its Affiliates assists a Third Party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena); or (c) any Sublicensee brings a Patent Challenge or assists a Third Party in bringing a Patent Challenge (except as required under a court order or subpoena), Licensor sends a written demand to Licensee to terminate such sublicense, and Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, and such Patent Challenge is not successful (i.e., the Licensed Patent(s) subject to such Patent Challenge retain Valid Claims), then all payments payable by Licensee to Licensor under this Agreement shall be doubled. In the event that such a Patent Challenge is successful, Licensee will have no right to recoup any payments made during the period of such Patent Challenge.

4.6.	Upon termination or expiration of this Agreement for any reason, Licensee’s rights to the Licensed Patents and Licensor Know-How (inclusive of Licensed Products), which have been granted hereunder and all use thereof will terminate except for rights that are subject to a Sublicense at the time of such termination or expiration. All Sublicenses granted by Licensee shall survive the Term and, unless terminated consistent with the applicable terms of the Sublicense, shall continue until the expiration of the last to expire Valid Claim of a Licensed Patent in any applicable jurisdiction in the Territory. For the avoidance of doubt, Licensee would remain obligated to pay Sublicense Fees on any such surviving Sublicenses. If this Agreement is terminated or expires for any reason, and if Licensee requests that a given Sublicense be transferred to Licensor (a “Transferred Sublicense”), then such Transferred Sublicense shall be considered a direct license from Licensor to the Sublicensee under such Transferred Sublicense, unless such Sublicensee is (a) an Affiliate of Licensee, (b) in material default of any provision of this Agreement or the applicable Sublicense, or (c) the basis for termination of this Agreement is due to such Sublicensee’s actions or inactions ((a)-(c), an “Ineligible Sublicensee”); provided that such Sublicensee agrees in writing that (i) Licensor is entitled to enforce all relevant provisions of the Sublicense, including payment provisions, directly against such Sublicensee, and (ii) Licensor shall not assume, and shall not be responsible to such Sublicensee for, any representations, warranties or obligations (including, without limitation, any obligations to provide services or information) of Licensee to such Sublicensee, other than to permit such Sublicensee to exercise any rights to the Licensed Patents and Licensor Know-How to the extent consistent with the terms of this Agreement.

4.7.	Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor (including all unpaid amounts under Section 3.3.1, Section 3.3.2 and Section 3.3.3) shall become due and payable no later than sixty (60) days following the effective date of such expiration or termination, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full. Notwithstanding any provision of this Agreement to the contrary, Licensee’s obligation to pay Sublicense Fees to Licensor that accrue with respect to each Sublicense prior to expiration or termination of such Sublicense remains in effect, provided however that to the extent any Sublicensee becomes a direct licensee of Licensor pursuant to Section 4.6, Licensee shall have no further obligation to pay any Sublicense Fees once such Sublicensee has entered into a direct license with Licensor with respect to such Transferred Sublicense.

4.8.	The following provisions will survive termination or expiration of this Agreement: Sections 1; 2.2; 2.6; 2.7; 3.3 including Exhibit A (with respect to any payments that accrue prior to termination or expiration); 4.5; 4.6; 4.7; 4.8; 5.1; 6.3; 6.4; 6.5; 6.6; 6.7; 6.8; 7; 8; 9.1; 9.2; 9.4; 9.5; 9.6; 9.7; 9.9; 9.10; 9.11; 9.12; and 9.13.

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Section 5

Intellectual Property Rights

5.1 Rights in Improvements and Improvement Patents.

a.	Background IP. The Parties acknowledge that each enters this Agreement having its own Intellectual Property that is independent of this Agreement. Nothing in this Agreement should affect, or is intended to affect, Licensor’s ownership or control of Licensor Background IP or Licensee’s ownership or control of Licensee Background IP
b.	Except as otherwise set forth in this Section 5, any Intellectual Property (including Sublicensee Improvements and Sublicensee Improvement Patents) developed during the term of this Agreement by or on behalf of a Party or Sublicensee shall be owned by the Party or Parties or Sublicensee whose employee(s), contractor(s), or agents would be deemed to be the inventor(s) under U.S. patent laws.

i.	Subject to the licenses granted to Licensee under Sections 2.1 and 2.2 of this Agreement, Licensor shall be the sole owner of all right, title, and interest in and to all Party Improvements and Party Improvement Patents, including, without limitation, all related certificates of correction, reissue certificates, and supplementary protection certificates, and all other rights granted under 35 U.S.C. § 307, 35 U.S.C. § 318, 35 U.S.C. § 328, and 35 U.S.C. § 254-257.
ii.	Licensee shall assign and hereby does assign (and shall ensure that all of its Affiliates assign), to Licensor all right, title and interest in and to all Party Improvements and Party Improvement Patents. Licensee shall execute and assist (and ensure that its Affiliates execute and assist) with any and all applications, assignments, or other instruments which Licensor deems necessary to perfect the foregoing assignment and/or to evidence, apply for, obtain, maintain, defend or enforce Patent or other Intellectual Property protection in any and all countries worldwide with respect to Party Improvements and Party Improvement Patents assigned to Licensor as set forth above or to protect otherwise Licensor’s interest therein.

c.	If either Party (directly or through its personnel) creates or discovers any Party Improvement, then such Party shall promptly provide the other Party with written notice describing such Party Improvement in reasonable detail (each such notice, an “Improvement Notice”). Any Party Improvements developed solely by Licensor shall automatically be included in the Licensed Patents and Licensor Know-How under the license granted in Section 2.1 and added by the Parties to Exhibits D and B, respectively. Any Party Improvements that are not developed solely by Licensor shall automatically be included in the license granted in Section 2.2 and added by the Parties to Exhibit F. Upon written request by either Party from time to time, Licensee and Licensor agree promptly to update (a) Exhibit B and Exhibit D of this Agreement, respectively, to reflect the inclusion of (i) Know-How included in Party Improvements to the extent developed solely by Licensor and (ii) Party Improvement Patents to the extent developed solely by Licensor and (b) Exhibit F to reflect (i) Know-How included in Party Improvements to the extent developed solely by Licensee or jointly by Licensee and Licensor and (ii) Party Improvement Patents to the extent developed solely by Licensee or jointly by Licensee and Licensor.

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5.2	Third-Party Infringement and Claims of Infringement. Each of the Parties shall promptly, but in any event no later than thirty (30) days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by either Party or Affiliates or sublicensees or subcontractors with respect to the manufacture, use, sale, offer for sale or importation of, as applicable, the Licensed Products (each, an “Infringement Claim”). Any such Infringement Claim shall be handled as follows:

a.	Subject to, and without limiting Licensee’s indemnification obligations under this Agreement, in the case of any Infringement Claim against only the Licensee, or against both Licensee and Licensor, in each with respect to the Licensed Products, Licensee shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim.
b.	Subject to, and without limiting Licensee’s indemnification obligations under this Agreement, if such Infringement Claim is alleged or commenced solely against Licensor, then Licensor shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim provided, however, that Licensor will not be obligated to enter into negotiations with such Third Party to obtain rights for Licensee under the applicable Patent.
c.	The other Party (“non-Controlling Party”)shall reasonably assist the Controlling Party in its role as the Controlling Party;
d.	The Controlling Party shall assume control of the defense of such infringement claim, including the selection of counsel. The non-Controlling Party, upon request of the Controlling Party, agrees to join in any such litigation at the Controlling Party’s expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party’s expense. The non-Controlling Party will have the right to consult with the Controlling Party concerning such infringement claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense. The Controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the other Party, unless such settlement may reasonably be expected to have a material adverse impact on the other Party (in which case the consent of such other Party shall be required, such consent not to be unreasonably withheld). Without limiting the foregoing, for purposes of this Section 5.2, any settlement that would involve the waiver of rights (including the rights to receive payments) of such other Party shall be deemed a material adverse impact and shall require the consent of such other Party, such consent not to be unreasonably withheld.
e.	If a Party shall become engaged in or participate in any suit described in this Section, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim, or other proceeding.

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5.3. Enforcement of Licensed Patents against Third Party infringement shall be subject to the following:

a.	If either Party becomes aware of any infringement by a Third Party of any Licensed Patent in the Field anywhere in the Territory (“Third Party Infringement”), then such Party will notify the other Party in writing within thirty (30) days to that effect.
b.	Licensor will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Licensed Patent against Third Party Infringement, and may take steps including the initiation, prosecution, and control of any suit, proceeding, or other legal action by counsel of its own choice. Licensor shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Licensee will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
c.	In the event that Licensor does not choose to enforce against Third Party Infringement within 180 days of notice of such infringement, Licensee shall have the right (but not the obligation) to take the appropriate steps to enforce or defend any Licensed Patent against infringement by a Third Party, and may take steps including the initiation, prosecution, and control of any suit, proceeding, or other legal action by counsel of its own choice. Licensee shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Licensor will have the right, at its own expense, to be represented in any such action by counsel of its own choice.
d.	If one Party brings any suit, action or proceeding under this Section, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action, or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action, or proceeding; provided, however, that neither Party will be required to transfer any right, title, or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.
e.	The Party not pursuing the suit, action, or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.
f.	Licensee shall not, without the prior written consent of Licensor (in its sole discretion), enter into any compromise or settlement relating to any claim, suit, or action that it brought under this Section that admits the invalidity or unenforceability of any Licensed Patent, or requires Licensor to pay any sum of money, or otherwise adversely affects the rights of Licensor with respect to such Licensed Patents, the Licensed Products, or Licensor’s rights hereunder (including the rights to receive payments).
g.	Any settlements, damages or other monetary awards (a Recovery) recovered pursuant to a suit, action, or proceeding brought pursuant to this Section will be allocated first to the costs and expenses (including attorney’s fees) of the Parties, and the remainder, if any, will (i) in the event that Licensor enforces or defends the Third Party Infringement, be allocated to Licensor, and (ii) in the event Licensee enforces or defends the Third Party Infringement, be considered Sublicense Fees and shared between Licensee and Licensor in accordance with Exhibit A.

5.4. Patent Prosecution. As between the Parties, Licensor shall be responsible for preparing, filing, prosecuting, and maintaining all patent applications and patents included in the Licensed Patents in the Territory. Licensor shall not abandon any Licensed Patent that has issued on or before the Effective Date without prior written approval of Licensee. With respect to Licensed Patents that have not issued on or before the Effective Date, if Licensor elects to abandon any such Licensed Patent, it will (a) provide Licensee with ten (10) business days’ prior written notice of its intent to abandon such Licensed Patent and (b) consider in good faith any comments Licensee may provide regarding such proposed abandonment. Licensor shall select patent counsel to conduct such activities regarding the Licensed Patents, shall keep Licensee reasonably informed of prosecution activities for Licensed Patents, and shall provide Licensee an opportunity to provide comments, which Licensor will consider in good faith. During the first nine (9) months of the Initial Term, Licensor shall participate in monthly meetings with Licensee and Licensor’s selected patent counsel to discuss patent prosecution activities and decisions with respect to the Licensed Patents. With the sole exception of the payments identified in Exhibit A, all Licensed Patent expenses shall be borne by Licensor.

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Section 6

Warranties, Representations, Disclaimers, and Indemnities

6.1 Each Party (“Representing Party”) hereby represents, warrants and covenants to the other Party that:

a.	As of the Effective Date, the execution and performance of the Representing Party’s obligations under this Agreement do not conflict with, cause a default under, or result in a breach of or violate any existing contractual obligation that may be owed by the Representing Party to any Affiliate or Third Party, nor will the Representing Party, during the Term of this Agreement, take any action, inaction or enter into agreement that would conflict with, cause a default under, result in a breach of or violate (i) any existing contractual obligation that is owed to the other Party under this Agreement or (ii) with respect to Licensee, the terms of the Existing License Agreements;
b.	The Representing Party has full power and authority to execute, deliver and perform this Agreement and that this Agreement constitutes the legally binding and valid obligation of The Representing Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally;
c.	As of the Effective Date, there is no action or suit pending against the Representing Party or any of its Affiliates that questions the validity of this Agreement or the right of the Representing Party to enter into this Agreement or consummate the transactions contemplated hereby, and neither the Representing Party nor any of its Affiliates is a party to any litigation, arbitration, mediation or other similar legal proceeding relating to the activities contemplated by this Agreement; and
d.	As of the Effective Date, the Representing Party is not in breach of this Agreement and to its knowledge, the other Party is not in breach of this Agreement.

6.2 Licensor makes the following warranties and representations to Licensee as of the Effective Date:

a.	Licensor is the owner or licensee of the Licensed Patents and/or has the right to grant rights, licenses, privileges, releases, non-assertions, and immunities under or relating to the Licensed Patents.
b.	There are no liens, conveyances, mortgages, assignments, encumbrances, other licenses, or other agreements (other than the Existing License Agreements) which would prevent or impair the full and complete exercise of the rights, licenses, privileges, releases, non-assertions, and immunities granted by Licensor to Licensee, its respective successors and assigns, customers, whether immediate or remote, and suppliers with respect to the Licensed Patents pursuant to the specific terms and conditions of this Agreement.
c.	Licensor is not aware of any reason that the Licensed Patents are invalid, however, nothing herein contained shall be construed as a warranty by Licensor that the Licensed Patents are valid.
d.	Except as previously disclosed to Licensee, Licensor is not aware of any reason that the inventions claimed or covered by the Licensed Patents would be deemed: (i) as having been conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (ii) a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (iii) otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”).

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6.3 Except as expressly provided in Section 6.1 or Section 6.2, nothing in this Agreement will be construed as (a) a warranty or representation by Licensor as to the validity or scope of any of the Licensed Patents, (b) a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Patents or Licensor Know-How will or will not infringe Patents or other Intellectual Property of Third Parties, or (c) an obligation of Licensor to bring or prosecute actions or suits against Third Parties for infringement of Licensed Patents.

6.4 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR IS PROVIDING THE LICENSED PATENTS AND LICENSOR KNOW-HOW “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSOR NOR LICENSEE MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS, AND LICENSOR DOES NOT ASSUME ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF PRODUCTS INCORPORATING OR MADE BY USE OF THE LICENSED PATENTS OR LICENSOR KNOW-HOW IN CONNECTION WITH THIS AGREEMENT.

6.5 Indemnification by Licensee.

a.	Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, consultants, and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all Third Party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees), including claims resulting from or connected to the death of or injury to any person or persons, or any damage to property, resulting from, arising out of, or otherwise attributable to Licensee’s or, as applicable Licensee’s Affiliate’s or Sublicensee’s: (i) negligence or misconduct in connection with this Agreement, (ii) failure to materially comply with Applicable Laws or the terms of this Agreement, including any material breach of Licensee’s express representations and warranties set forth in this Agreement, or (iii) Exploitation of Licensed Products or the exercise of the licenses granted under this Agreement, including the sublicensing, production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement of the Licensed Patents, Licensor Know-How, or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case to the extent resulting from, arising out of, or otherwise attributable to Licensor’s failure to comply with Applicable Laws or the terms of this Agreement.
b.	Licensor will promptly give notice to Licensee of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 6.5 and Licensee will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensee will not, without the written consent of Licensor, settle or consent to the entry of any judgment with respect to any such Third Party claim (i) that does not release the applicable Licensor Indemnitee(s) from all liability with respect to such Third Party claim or (ii) which may materially adversely affect Licensor or the Licensor Indemnitees or under which Licensor or the applicable Licensor Indemnitee(s) would incur any obligation or liability, other than one as to which Licensee has an indemnity obligation hereunder. Licensor agrees to fully cooperate and aid such defense. Licensor at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensor’s interests.

6.6 Indemnification by Licensor.

a.	Licensor will indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, consultants, and agents, and their respective successors, and assigns (each a “Licensee Indemnitee”), against all Third Party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees) resulting from, arising out of, or otherwise attributable to Licensor’s (i) negligence or misconduct in connection with this Agreement, or (ii) failure to materially comply with Applicable Laws or the terms of this Agreement, including any material breach of Licensor’s express representations and warranties set forth in this Agreement, except to the extent resulting from, arising out of, or otherwise attributable to Licensee’s failure to comply with Applicable Laws or the terms of this Agreement.
b.	Licensee will promptly give notice to Licensor of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 6.6 and Licensor will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensor will not, without the written consent of Licensee, settle or consent to the entry of any judgment with respect to any such Third Party claim (i) that does not release the Licensee Indemnitee(s) from all liability with respect to such Third Party claim or (ii) which may materially adversely affect Licensee or the Licensee Indemnitee or under which Licensee or the applicable Licensee Indemnitee would incur any obligation or liability, other than one as to which Licensor has an indemnity obligation hereunder. Licensee agrees to fully cooperate and aid such defense. Licensee at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensee’s interests.

6.7 TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE. THE FOREGOING LIMITATIONS WILL NOT: (A) APPLY TO INFRINGEMENT BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A PARTY’S BREACH OF SECTIONS 7 OR 9.9, OR (B) LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 6.

6.8 Both Parties shall maintain in full force and effect during the Term and for a period of three (3) years after expiration or termination of this Agreement, worker’s compensation, general liability and professional liability, clinical trial liability, and product liability insurance coverage, all in such amounts and with such scope of coverages as are reasonably sufficient to cover its respective obligations under this Agreement and as are customary in the life sciences and pharmaceutical industries. Upon written request of a Party, the other Party, shall provide evidence of such insurance to the requesting Party. Each Party shall be named as an additional insured with respect to such insurance policies held by the other Party, and each Party shall ensure that the other Party will receive no less than fourteen (14) days’ prior notice of any cancelation, non-renewal or material change in such insurance coverage.

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Section 7

Confidentiality and Publicity

7.1 Confidential Information. Each Party shall maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s Confidential Information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will only grant access to the Confidential Information to its employees and agents as necessary to carry out activities under this Agreement and such employees and agents will have entered into non-disclosure agreements consistent with the terms of this Section 7.1. The obligations of confidentiality described above will not pertain to that part of any Confidential Information to the extent that it is supported by competent written proof that:

a.	such information was lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party (except to the extent received in confidence under the Original Agreement);
b.	such information was developed by the receiving Party independently of and without reference to the Confidential Information of the disclosing Party;
c.	such information was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the Party holding such information; or
d.	such information was lawfully obtained by the receiving Party from a Third Party that has the right to disclose such information free of any obligations of confidentiality.

In addition, a receiving Party may disclose such Confidential Information to the limited extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product. Except where impracticable, such required Party shall give the other Party reasonable advance notice of such disclosure requirement and shall afford the other Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable to give an advance notice, such required Party shall give the other Party reasonable notice promptly after such required disclosure. In the event of any such required disclosure, the required Party shall disclose only that portion of the Confidential Information legally required to be disclosed.

In addition, either Party may disclose Confidential Information, including this Agreement, and the terms hereof (including providing a copy hereof, redacted as appropriate) to any bona fide potential licensor, licensee, partner or permitted Sublicensee or successor to said Party’s interest under this Agreement, to a bona fide potential lender from which said Party is considering borrowing money, to a bona fide potential collaborator in connection with development or commercialization of Licensed Products, to any bona fide financial investor from which said Party may take money, to any insurance broker, business, financial or scientific consultants, attorneys, and accountants; provided, however, in any such case said Party shall first obtain a written obligation of confidentiality, non-disclosure and non-use no less stringent than those imposed in this Section 7.1 (or in the case of attorneys or other professionals, an equivalent professional duty of confidentiality) from the bona fide potential licensor, licensee, partner, permitted Sublicensee or successor, bona fide potential lender, bona fide potential collaborator, bona fide financial investor, insurance broker, business, financial or scientific consultant, attorney or accountant.

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7.2 Use of Names. Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including United States and state securities laws. Each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website.

7.3 Press Releases. The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions contemplated herein, provided, however, that either Party or its Affiliates may disclose the relevant terms of this Agreement to the extent required to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency or Applicable Law in any country in the Territory, provided that such Party shall use reasonable efforts to redact sensitive information and shall submit a confidential treatment request in connection therewith, after consultation with the other Party.

Section 8

Dispute Resolution

8.1 In the event of any dispute or disagreement between Licensor and Licensee as to the interpretation of any provision of this Agreement or any other related document (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either Licensor or Licensee, shall be referred to representatives of Licensor and Licensee for decision, each such Party being represented by an Executive Officer (the “Representatives”). The Representatives shall promptly meet and use good faith efforts to resolve the dispute. If the Representatives do not mutually agree upon a decision within thirty (30) calendar days (as extended by the last sentence of this Section 8.1) after reference of the matter to them, the Parties shall submit to mediation by a single independent mediator, with expertise and experience applicable to the subject matter of the dispute, mutually agreeable to the Parties and in accordance with procedures as may be mutually agreed in writing by the Parties. If the dispute is not resolved pursuant to such mediation (including if the Parties are unable to mutually agree on the selection of a mediator or the relevant procedures for such mediation), then each of the Licensor and Licensee shall be free to exercise the remedies available to it under Section 8.2. Each of the Licensor and Licensee may extend the period of time for negotiation among the Representatives for an additional period of thirty (30) calendar days on one (1) occasion per dispute.

8.2 If the Licensor and Licensee are unable to resolve such dispute pursuant to Section 8.1, the dispute shall be submitted to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award or, within forty five (45) days of an Arbitrator’s rendering of a final decision, to appeal such final decision based solely on a claim that the Arbitrator engaged in gross misconduct or made a material error or miscalculation in his or her decision) in accordance with the rules of JAMS (“JAMS”) then in force (except as expressly modified below), and the arbitration hearings shall be held before a single arbitrator (“Arbitrator”) in Boston, Massachusetts. The Licensor and Licensee agree to appoint an Arbitrator who is knowledgeable in the biotechnology and/or life sciences industries. If the Licensor and Licensee cannot agree upon an Arbitrator within ten (10) days after a demand for arbitration has been filed with the JAMS by either of them, either or both of the participating Licensor and Licensee may request the JAMS to name a panel of five (5) candidates to serve as Arbitrator. The participating Licensor and Licensee shall each, in successive rounds (with the Party demanding the arbitration having the first chance to strike a name), strike one name off this list until only one name remains, and such last-named person shall be the Arbitrator. In the event that the dispute involves a claim of more than $5,000,000, then instead of one Arbitrator, there shall be three (3) Arbitrators who are knowledgeable in the biotechnology and/or life sciences industries, with each Party selecting one (1) Arbitrator and the two (2) Arbitrators so chosen, shall select a third arbitrator, who shall serve as the chair of the arbitration panel.

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8.3 The Arbitrator shall be required to (a) follow the substantive rules of the Commonwealth of Massachusetts and Federal law, as applicable, (b) have all testimony be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator(s) shall have the authority to permit discovery for no more than thirty (30) days, to the extent deemed appropriate by the Arbitrator(s), upon reasonable request of a participating Party. The Arbitrator(s) shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) modify or disregard any provision of this Agreement or any of the other related documents, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator(s) shall hold proceedings during a period of no longer than thirty (30) calendar days promptly following conclusion of discovery, and the Arbitrator(s) shall render a final decision within thirty (30) days following conclusion of the hearings. The Arbitrator(s) shall have the power to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

8.4 Either Licensor or Licensee may, without waiving any remedy under this Agreement, apply to the Arbitrator(s) for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Licensor or Licensee also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property or Confidential Information of that Party pending the arbitration award. The Arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

8.5 Licensor and Licensee shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party(ies) in the arbitration shall be reimbursed by the non-prevailing Party(ies) for the prevailing Party’s fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If Licensor or Licensee is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator(s)’ fees and any administrative fees of arbitration.

8.6 Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims may be brought in the federal court located in the District of Massachusetts, if federal jurisdiction is available, or, alternatively, in the state courts in Boston, Massachusetts. Each of the Parties hereby submits to the jurisdiction of such courts for the purpose of any such litigation; provided, however, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. As used in this Section 10.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (x) the scope, construction, validity or infringement of a Patent or copyright; or (y) any antitrust, antimonopoly or competition law or regulation, whether or not statutory; or (z) Licensee’s or, as applicable, Licensee’s Affiliates or Sublicensee(s), Exploitation of Licensed Products or use of the Licensed Patents or Licensor Know-How in any manner that is not expressly authorized under this Agreement.

8.7 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of the other Parties, except to its directors and officers, subject to the exceptions for other Confidential Information as set forth in Section 7.

8.8 In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Commonwealth of Massachusetts statute of limitations.

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Section 9

Other Provisions

9.1 If any of the provisions of this Agreement shall contravene the laws of any country, it is agreed that such invalidity or illegality shall not invalidate this Agreement, but instead this Agreement shall be construed as if it did not contain the provision(s) claimed or held to be invalid or illegal in the particular jurisdiction concerned, insofar as such construction does not materially affect the substance of this Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. In the event, however, that such claimed invalidity or illegality shall substantially alter the relationship between the parties hereto, materially affecting adversely the interest of either party in such jurisdiction, then the parties hereto shall negotiate an alternative provision not conflicting with such laws so as to maintain, to the degree reasonably possible, the business and economic benefits and liabilities as initially set forth herein.

9.2 This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and cancels and supersedes all other agreements or understandings leading up to the execution of this Agreement, except as expressly stated otherwise. Without limiting the foregoing, as of the Effective Date, the Parties hereby terminate the Original Agreement in its entirety except that (a) all payment obligations that have accrued under the Original Agreement but that remain unpaid by Licensee as of the Effective Data (i) shall survive and be deemed payment obligations under this Agreement, and (ii) Licensee shall pay Licensor all such accrued amounts no later than ten (10) days following the Effective Date and (b) Sections 1, 2.4, 3.4, 5.1-5.3, 6.3-6.5, 8.1 (with respect to Improvements and Improvement Patents (as defined in the Original Agreement) that were created or discovered on or before March 31, 2024), 8.6, 9.1-9.2, 10, and 11of the Original Agreement shall survive such termination and apply to the activities of the Parties under the Original Agreement prior to the Effective Date. For the avoidance of doubt, ownership of Party Improvements and Party Improvement Patents that were created or discovered on or following April 1, 2024 shall be determined in accordance with Section 5.1 of this Agreement. The Parties acknowledge and agree that the Original Agreement amended and restated in its entirety the Prior Agreement (as such term is defined in the Original Agreement). The Parties further acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, the Exacis Agreement is hereby terminated as of the Effective Date. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of the parties by their respective duly authorized representatives. In the event of any conflict between the terms and provisions of this Agreement and those of any Exhibit or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Exhibits; (b) second, the Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

9. 3 In the event of a transfer or assignment of one or more of the Licensed Patents by Licensor, the assignee thereof shall take such assignment subject to the rights, licenses, privileges, releases, non-assertions, and immunities granted under this Agreement. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Neither Party may transfer or assign this Agreement (i) without the prior written consent of the other Party, provided that if such transfer or assignment is to an Affiliate of such Party, such consent shall not be unreasonably withheld, conditioned or delayed, or (ii) as otherwise provided in this Section 9.3. In the event that a Third Party (the “Acquiring Party”) acquires all or substantially all of a Party’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”), the rights granted to such Party under this Agreement shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition, payment thereof shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. Any attempted assignment in contravention of this Section 9.3 will be null and void.

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9.4 No act, delay, or omission by any party shall be deemed a waiver of any right, power, or remedy of such party unless such waiver is in writing, and then only to the extent set forth therein. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative. No waiver of any provision, right or remedy under this Agreement on any one occasion shall constitute a waiver of any other provision, right, or remedy on said occasion or the same or any other provision, right, or remedy on any other occasion.

9.5 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6 All rights, licenses, privileges, releases, non-assertions, and immunities granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (“the Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. The parties hereto agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The parties hereto further agree that, if a Bankruptcy Code case is commenced by or against Licensor and this Agreement is rejected as provided in the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and their successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit Licensee to exercise all of their rights under this Agreement. All rights, powers, and remedies of Licensee provided under this Section are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Licensor. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

9.7 Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, or electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 9.6; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Licensor:

Factor Bioscience Limited

c/o Factor Bioscience Inc.

Attn: Matt Angel, Chief Executive Officer

1035 Cambridge Street, Suite 17B

Cambridge, MA 02141

Matt.angel@factorbio.com

With copy to which shall not constitute notice:

Wilson Sonsini Goodrich & Rosati PC

Attn: Mark W. Bellomy

One Boston Place

201 Washington Street, Ste. 2000

Boston, MA 02108

mbellomy@wsgr.com

If to Licensee:

Eterna Therapeutics, Inc.

Attn: Sanjeev Luther, President & Chief Executive Officer

1035 Cambridge Street, Suite 18A

Cambridge MA 02141

Sanjeev.luther@eternatx.com

With copy to which shall not constitute notice:

Haug Partners, LLP

Attn: Edgar Haug

745 5th Avenue

New York, NY 10151

ehaug@haugpartners.com

or to such other address as the party to receive such notice shall have designated by written notice to the other party hereto.

9.8 During the Term, neither Licensor nor Licensee, without the prior written consent of the other Party, shall directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates, or any person who has terminated his or her employment with the other Party or any of its Affiliates within the previous twelve (12)-month period prior to any purported solicitation; provided, however, the foregoing will not prevent Licensor or Licensee from employing any such person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from the soliciting or hiring person. General advertising which is not directed at any specific employee of a Party will not be deemed solicitation, and hiring of employees of such Party which are solicited in this manner will not be a breach of this provision.

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9.9 Licensee on behalf of itself, its Affiliates and Sublicensees hereby covenants and agrees that it shall not make, write or publish any statement, assertion or claim that disclaims, disparages, denies, questions or otherwise challenges or casts doubt upon the validity, enforceability, scope, construction or inventorship of any Patent Controlled by Licensor (including, but not limited to, any pending or issued claim(s) within the Licensed Patents). The provisions set forth in this Section 9.9 shall take effect on the Effective Date, shall not require any further consideration or performance of Licensor, and shall survive the expiration or termination of this Agreement for three (3) years from the date or expiration or termination of this Agreement. If any part of this Section 9.9 shall be deemed illegal or unenforceable by a court of competent jurisdiction, that part shall be deemed automatically deleted (or modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties pursuant to Section 9.1), such deletion being made as narrowly as possible (and, if possible, only in said jurisdiction) to maintain, as much as possible, the intent of this Section 9.9, and the remainder of this Section 9.9 shall, with related definitions, remain in full force and effect.

9.10       The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the Commonwealth of Massachusetts, and with respect to matters involving patents, the United States Patent Act, and as to copyright matters, the United States Copyright Act, each as amended from time to time. Any award rendered by the Arbitrator(s) shall be final, conclusive and binding upon the Parties to this Agreement, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

9.11 Licensor and Licensee are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

9.12 No Preferential Treatment, Fraudulent Conveyance, Insolvency.

a.	The Parties have not entered into this Agreement to provide any preferential treatment under section 547 of the Bankruptcy Code or any other applicable insolvency law.
b.	Neither the execution or delivery of this Agreement or the consummation of the transactions hereunder were entered into with the intent by either Party to effectuate a transaction that may be avoided under section 548(a) of the Bankruptcy Code, the Uniform Fraudulent Transfer Act (the “UFTA”), the Uniform Voidable Transactions Act (“UVTA”) or any other applicable insolvency law. The Parties received reasonably equivalent value in exchange for the obligations provided hereunder. The transactions contemplated hereunder are not subject to avoidance under section 548(a) of the Bankruptcy Code, the UFTA, or any applicable insolvency law.
c.	As of the Effective Date, neither Party intends to file for protection or seek relief under title 11 of the Bankruptcy Code or any similar federal or state law providing for the relief of debtors. As of the Effective Date, neither Party is insolvent (as such term is defined in the Bankruptcy Code or any other Applicable Law relating to insolvency).

9.13 This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Licensee hereby acknowledges that Licensor owns and/or has in-licensed the Licensed Patents and Licensor Know-How, and the use of the term “license” hereunder with reference to the rights granted to Licensee is understood by the Parties to mean either a direct license of Licensor’s ownership interest in the subject Licensed Patents or Licensor Know-How or a sublicense of Licensor’s in-licensed interest in the subject Licensed Patents or Licensor Know-How, as applicable. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Factor Bioscience Limited

By:	/s/ Matt Angel
Name:	Matt Angel, PhD
Title:	Chief Executive Officer

Eterna Therapeutics Inc.

By:	/s/ Sanjeev Luther
Name:	Sanjeev Luther
Title:	President and Chief Executive Officer.